Exhibit 99

Contact information: Investor Relations: Bob Vold 651.325.4300 Media: David Ewald 651-290-6276 Cell: 612-490-2650

Gander Mountain Company Announces

Preliminary 2008 Fiscal Third Quarter Results

Highlights:

•                  Estimated Retail segment net income of approximately $3.6 million compared to a net loss of $5.1 million for the comparable quarter of fiscal 2007.

•                  Estimated consolidated net income of approximately $700,000.

•                  Improved retail segment results during a difficult economic environment.

•                  Current availability under our existing credit facility of approximately $45 million.

ST. PAUL, Minn., November 13, 2008 /PRNewswire-FirstCall/ — Gander Mountain Company (www.gandermtn.com) (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, boating, camping, marine and outdoor lifestyle products and services today announced preliminary results for the fiscal third quarter ended November 1, 2008.

Based on unaudited preliminary results, the Company expects:

•                  Fiscal 2008 third quarter consolidated sales of approximately $270 million compared to consolidated sales of $260 million for the comparable quarter of fiscal 2007, a 4.0% increase.

•                  Retail segment sales of approximately $255 million, a decrease of $4.0 million or 1.6%, as compared to the fiscal 2007 third quarter. Direct segment sales were approximately $14.4 million for the quarter. There were no Direct segment sales in the third quarter of fiscal year 2007, due to the acquisition of Overton’s direct marketing operations by Gander Mountain in December 2007.

•                  Retail segment net income of approximately $3.6 million compared to a net loss of $5.1 million for the comparable quarter last year, an improvement of $8.7 million.

•                  Consolidated net income of approximately $700,000 for the third quarter 2008 compared to a net loss of $5.1 million for the same quarter last year. Consolidated net income includes a net loss from the Direct segment of approximately $2.9 million.  As compared to the same quarter last year, results reflect a reduction in pre-opening expenses, the reversal of certain liabilities related to previously-closed stores which are being reopened as outlet centers, and the absence of certain exit costs, impairment and other charges that were present last year.

•                  Comparable store sales during the third quarter of fiscal 2008 declined 6.5%, an improvement over the decline of 11.7% in the second quarter of fiscal 2008.

•                  Reduced consolidated SG&A costs, as a percentage of sales, of approximately 100 basis points in the third quarter of fiscal 2008 as compared to the third quarter of fiscal 2007. This improvement results from cost reductions in both store operating and general and administrative expenses.

•                  Current availability under our existing credit facility of approximately $45 million.

“We are pleased with the operational progress visible in these results at Gander Mountain.  We are applying a more disciplined approach to our operations, capital, and expense decisions,” said David C. Pratt, Chairman and interim Chief Executive Officer.  “The current retail environment is as difficult as any in recent memory and our efforts to conserve costs, improve operating margins, reduce capital expenditures and increase operating cash flow have borne results.”

These preliminary results are subject to the completion of the customary quarterly review procedures by the Company’s independent auditors.

The Company will report final results in December 2008.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, boating, marine, and outdoor lifestyle apparel and footwear, products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, boat, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors” culture, Gander Mountain dedicates itself to creating outdoor memories. There are 116 conveniently located Gander Mountain outdoor lifestyle stores in 23 states, and direct sales at www.GanderMtn.com. For the nearest store location call 800-282-5993 or visit www.GanderMtn.com. Gander Mountain is also the parent company of Overton’s (www.overtons.com), a leading catalog and Internet based retailer of products for boating and other water sports enthusiasts.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2007 and other required reports, as filed with the SEC, which are available at http://www.GanderMtn.com and at the SEC’s Website at http://www.sec.gov.